Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

Andrew Bard

Weber Shandwick

212-445-8368

CASUAL MALE RETAIL GROUP, INC. REPORTS SALES AND OPERATING RESULTS

FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2008

CANTON, MA, (August 21, 2008) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), retail brand operator of Casual Male XL, Rochester Clothing, B&T Factory Direct, LivingXL and ShoesXL, announced today its sales and operating results for the second quarter and first six months of fiscal 2008.

Comparable sales for the thirteen week period ended August 2, 2008 increased 0.3% when compared to the same period of the prior year. For the twenty-six week period ended August 2, 2008 comparable sales decreased 0.8% as compared to the same period of the prior year. Total sales for the second quarter of fiscal 2008 remained flat at $113.5 million as compared to the second quarter of fiscal 2007. For the first six months of fiscal 2008, total sales decreased 1.4% to $221.1 million as compared to $224.2 million for the same period in the prior year.

For the second quarter of fiscal 2008, net income was $1.9 million, or $0.05 per diluted share, compared to net income for the second quarter of fiscal 2007 of $2.5 million, or $0.06 per diluted share. For the first six months of fiscal 2008, net income was $2.0 million, or $0.05 per diluted share, as compared to net income of $3.6 million, or $0.08 per diluted share for the first six months of fiscal 2007.

“Despite the continued weakness in the economy and in the men’s apparel business, we saw an improvement in our sales performance trends this past quarter. Although overall store traffic continues to be down, our conversion rates and average sales transactions are up, which indicate to us we are executing well in this difficult retail environment,” said David Levin, President and CEO of Casual Male.

2008 Guidance and Highlights

The Company has revised its earnings guidance for fiscal 2008 to $0.22 to $0.27 per diluted share, a decrease of $0.03 per diluted share from prior guidance, based on an estimated total sales level of $470 to $475 million. The earnings guidance was adjusted primarily as a result of expectations of continued weakness in the economy and softness in traffic and sales trends.

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its second quarter and first six months of fiscal 2008 earnings results. The conference call will broadcast live today, Thursday, August 21, 2008 at 9:00 a.m. Eastern Time at www.casualmalexl.com and then click on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and London, England, operates 463 Casual Male XL retail and outlet stores, 27 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding sales and operating results for fiscal 2008, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the overall retail environment and the Company’s strategic plans and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 26, 2008, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the six months ended
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007
Sales	$113,475	$113,529	$221,117	$224,160
Cost of goods sold including occupancy	62,137	60,699	121,440	120,706

Gross profit	51,338	52,830	99,677	103,454

Expenses:
Selling, general and administrative	43,485	42,875	86,805	86,217
Depreciation and amortization	4,107	4,194	8,275	8,218

Total expenses	47,592	47,069	95,080	94,435

Operating income	3,746	5,761	4,597	9,019

Other income, net	132	138	262	275
Interest expense, net	(733)	(1,070)	(1,554)	(1,876)

Income from continuing operations before income taxes	3,145	4,829	3,305	7,418

Provision for income taxes	1,258	1,931	1,322	2,965

Income from continuing operations	1,887	2,898	1,983	4,453
Loss from discontinued operations, net of taxes	—	(425)	—	(854)

Net income	$1,887	$2,473	$1,983	$3,599

Net income per share - basic
Income from continuing operations	$0.05	$0.07	$0.05	$0.11
Loss from discontinued operations	$0.00	$(0.01)	$0.00	$(0.02)

Net income per share - basic	$0.05	$0.06	$0.05	$0.09

Net income per share - diluted
Income from continuing operations	$0.05	$0.07	$0.05	$0.10
Loss from discontinued operations	$0.00	$(0.01)	$0.00	$(0.02)

Net income per share - diluted	$0.05	$0.06	$0.05	$0.08

Weighted-average number of common shares outstanding:
Basic	41,405	41,606	41,398	41,899
Diluted	41,689	43,338	41,690	43,878

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

August 2, 2008 and February 2, 2008

(In thousands)

	August 2, 2008	February 2, 2008
ASSETS

Cash and investments	$5,643	$5,293
Inventories	112,742	117,787
Other current assets	14,647	14,316
Deferred income taxes	27,300	28,617
Property and equipment, net	60,794	62,156
Goodwill and other intangibles	99,143	95,851
Other assets	1,255	1,341

Total assets	$321,524	$325,361

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$57,367	$65,080
Notes payable	44,896	40,978
Long-term debt, net of current portion	10,013	12,450
Deferred gain, net of current portion	24,180	24,912
Stockholders’ equity	185,068	181,941

Total liabilities and stockholders’ equity	$321,524	$325,361